Exhibit 4.9

Arel Communications and Software Ltd.

Date _________________

Dear Mr. ___________________

We are pleased to inform you that the company has decided, subject to section 4 below, to grant you options to purchase ____________ ordinary shares of the Company (the “Options”) under the following terms:

1.	The exercise price is $____ per share.

2.	You shall be entitled to exercise the following cumulative number of Options on each of the dates set forth below, provided that at such dates you shall remain in the employ of the Company.

Date ____________ ____________ ____________ ____________ ____________	Cumulative Number _______________ _______________ _______________ _______________ _______________

3.	All Options and ordinary shares issued upon their exercise, will be held by a trustee subject to the provisions of section 102 of the Israel Income Tax Ordinance and with respect to the Options, the terms set forth in the Company’s 2000 Share Option Plan (a copy of which is annexed hereto and constitutes an integral part hereof, the “2000 Plan”). The terms and conditions stated in this letter are subject to the terms and conditions set forth in the Company’s 2000 Plan.

4.	The shares which will be issued upon the exercise of the Options are “Restricted Shares” in accordance with U.S. Securities Laws. This meaning of the restriction is, among other implications, that there is a two-year holding period (beginning upon the exercise of the Options), after which the relevant shares can be sold.

5.	By your signing this letter below, you confirm that any and all taxes and fees and other liabilities (as such will apply from time to time) relating to the grant of the Options, and the exercise and sale of shares issued upon the exercise of the Options, will be borne by you and you will be solely liable for them.

6.	I urge you to review the above and the 2000 Plan in order to be fully aware of all terms, conditions and details governing and relating to the Options.

Please indicate your consent to the above terms by signing this letter.

If you may have any additional questions please do not hesitate to contact me.

Sincerely,

__________________

I, the undersigned, confirm that the contents of this letter and the 2000 Plan are acceptable and agreed to by me.

IN WITNESS WHEREOF, I have affixed by signature on __________________

__________________

By: Izhak Gross – C.E.O.

Exhibit 4.9

January 29, 2001

To: __________________

__________________

Dear __________________

        We are pleased to inform you that further to a meeting of the Board of Directors of Arel Communications and Software Ltd. (the “Company”) held on August 2, 2000, the Board of Directors has decided to grant you options (“Options”) to purchase up to _____ Ordinary Shares of the Company (nominal value NIS 0.0001 per share) (“Shares”) at an exercise price of U.S. $2.625 per Share (the “Exercise Price”). The Options are intended to qualify as incentive stock options (“ISOs”) within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (“Code”). This grant is subject to the terms and conditions set out below:

1.	Issuance and Vesting of Options

        The Options are hereby issues to you as of December 31, 2000, vesting as follows:

1.1. 1.2. 1.3 1.4	[___] Options on [___]; [___] Options on [___]; [___] Options on [___]; [___] Options on [___];

        provided that you are an employee of the Company or one of its subsidiaries on the relevant vesting date.

2.	Transfer of Options

        The Options shall not be transferable other than by will or the applicable laws of descent and distribution. No transfer of the Options by you, whether by will or by the laws of descent and distribution, shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the will and/or such other evidence as the Company’s Board of Directors (the “Board”) may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions of the Options.

3.	Exercise Price

        Each Option may be exercised in consideration of the payment of the Exercise Price indicated above.

4.	Period of Exercise; Vesting

    4.1.        Except as set forth in Section 4.3. below, the above Options will vest only if at the time of vesting you are still employed by the Company and/or its subsidiaries or shall not have received or given notice of termination pursuant to your employment agreement.

    4.2.        Vested Options may be exercised in whole or in part, at any time for a period of five (5) years from the date of vesting. Any Option not exercised within the aforesaid five (5) year period shall lapse and become void and unexercisable.

    4.3.        The following provisions apply in the event of termination of employment:

    (a)        If your employment with the Company or its subsidiaries is terminated voluntarily by you or by the Company without “cause” (as defined below), vested Options must be exercised by you within one (1) year after your last day of employment with the Company or its subsidiaries. In addition, during such one (1) year period you may exercise any Options that may have vested within four (4) weeks of the cessation of your employment. Options which are unvested four (4) weeks after termination of your employment with the Company or its subsidiaries will become void and unexercisable as of such date.

    (b)        If your employment with the Company or its subsidiaries is terminated due to your death or disability (as defined below), vested Options must be exercised by your estate or legal representative, as the case may be, within one (1) year after your last day of employment with the Company or its subsidiaries. In addition, during such one (1) year period your estate or legal representative, as the case may be, may exercise any Options that may have vested within four (4) weeks of the cessation of your employment. Options which are unvested four (4) weeks after termination of your employment with the Company or its subsidiaries will become void and unexercisable as of such date.

    (c)        If your employment with the Company or its subsidiaries is terminated by the Company or its subsidiaries for “cause” (as defined below), vested Options held by you must be exercised by you within one (1) month after your last day of employment with the Company or its subsidiaries. Options which are unvested at the time of termination of your employment with the Company or its subsidiaries will become void and unexercisable at the time of such termination.

    (d)        For the purposes of Sections 4.3(a) and 4.3(c) above, termination for “cause” shall mean: (i) conviction of any crime; (ii) a failure to carry out a directive of the Board or any of its subsidiaries or affiliates; (iii) embezzlement of funds of the Company or any of its subsidiaries; (iv) ownership, direct or indirect, of an interest in a person or entity in competition with the Company or any of its subsidiaries; or (v) any other misconduct or insubordination which entitles the Company or any of its subsidiaries to terminate your employment under applicable law or otherwise.

    (e)        For the purposes of Section 4.3(b) above, termination for, “disability” shall mean a physical or mental infirmity which impairs your ability to substantially perform your duties of employment for a period of at least ninety (90) executive days.

5.	Exercise of Options

    5.1.        The Options, or any part thereof, shall be exercisable by your signing and returning to the Company, pursuant to Section 9 below, a “Notice of Exercise” in such form as may be prescribed by the Company from time to time, together with full payment of the exercise price therefor.

    5.2.        In order to issue Shares upon the exercise of any of the Options, you hereby agree to sign any and all documents required by law and/or the Company’s Articles of Association.

    5.3.        After a Notice of Exercise has been delivered to the Company, it may not be rescinded or revised by you.

    5.4.        The Company shall not be required to issue or deliver any certificate or certificates for Shares purchased upon any exercise of the Options prior to fulfillment of all the following conditions:

    (a)        The completion of any applicable registration or other qualifications of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body.

    (b)        The payment to the Company, or the making of arrangements satisfactory to the Board regarding the payment of any taxes of any kind required by law to be withheld with respect to the Options.

6.	Taxes

        Any and all taxes, fees and other liabilities (as may apply from time to time) in connection with the grant and/or exercise of the Options and the sale of Shares issued upon the exercise of the Options, will be borne by you and you will be solely liable for all such taxes, fees and other liabilities. You are advised to consult with your tax advisor with respect to the consequences of receiving or exercising the Options.

7.	Rights as a Stockholder

        You shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of an Option unless and until certificates representing such Shares shall have been issued by the Company to you.

8.	No Right to Continued Employment

        Nothing in the Agreement shall confer upon you any right to continue in the employ of the Company or any subsidiary of the Company, or shall interfere with or restrict in any way the rights of the Company or any subsidiary of the Company to discharge you at any time for any reason whatsoever, with or without cause (subject to the applicable provisions of your employment agreement).

9.	Notices

        All notices, consents and other communications under this Agreement shall be sent in writing and shall be deemed to have been given when (a) delivered by hand, (b) mailed by certified or registered mail, return receipt requested, or (c) when received by the addressee, if sent by Express Mail, Federal Express or other express service, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate as to itself by notice to the other parties).

(a)	if to you, at your address listed beneath your signature below.

(b)	if to the Company: 3 HaYarden St. Yavne 70600, Israel.

10.	Amendment

        All amendments and other modifications hereof shall be in writing and signed by the Company and you. The delay or failure on the part of any party hereto to insist, in any one instance or more, upon strict performance of any of the terms or conditions of this Agreement, or to exercise any right or privilege herein conferred shall not be construed as a waiver of any such terms, conditions, rights or privileges but the same shall continue and remain in full force and effect.

11.	Governing Law

        The laws of the State of Israel shall govern the interpretation, validity and performance of the terms of this Agreement. Any disputes arising hereunder shall be adjudicated in the Courts of Tel Aviv-Jaffa.

12.	Approvals

        The terms and conditions of this Agreement shall be subject to and contingent upon all corporate and regulatory approvals required by applicable laws.

        Please indicate your consent to the above terms by signing this letter and returning it to the Company.

BY: —————————————— Name: ____________________ Title: _____________________	Sincerely, Arel Communications and Software Ltd. Date: ______________

        I, the undersigned, confirm that the contents of this letter are acceptable and agreed to by me.

BY: —————————————— Name: ____________________ Address: _____________________	Date: ______________